Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Oncotelic Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(c)	309,717,647	(1)	$0.085	(2)	$26,326,000	0.0001381	$3,635.62
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$26,326,000		$3,635.62
	Total Fees Previously Paid									—
	Total Fees Offsets									—
	Net Fee Due									$3,635.62

(1)	Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholder.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices for the Company’s common stock as reported by the OTC Bulletin Board on November 17, 2025

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims

Fee Offset Source

(1)